Exhibit 99.1

Contact: Peter G. Wiese, EVP & CFO, (530) 898-0300
For Immediate Release
TRICO BANCSHARES ANNOUNCES SECOND QUARTER 2022 RESULTS
Notable Items for Second Quarter 2022

•Results for the quarter reflect the full operational impact of the March 25, 2022 merger with Valley Republic Bancorp.
•Organic loan growth, excluding PPP, for the quarter of $300.3 million or 20.7% annualized and credit quality continued to show improvement, while organic deposit growth for the quarter was $42.3 million or 1.9% annualized
•Net interest margin, excluding the benefit from acquired loan discount accretion and PPP loan yield, increased 0.28% to 3.57%
•Quarterly pre-tax pre-provision net revenues grew to $45.2 million, inclusive of $2.2 million in merger expenses, as compared to $36.6 million, inclusive of $4.0 million in merger expenses, in the trailing quarter and $38.9 million in the same quarter of the prior year
"While we continue to build on the strength of our core franchise, we are cautiously optimistic despite the potential volatility which may be forthcoming for the financial services industry," noted Rick Smith, President and Chief Executive Officer. Peter Wiese, EVP and Chief Financial Officer added, "We are pleased with the increase in rates, as well as the mix shift of our average earning assets, which facilitated meaningful expansion of net interest margin and the growth in revenues for the quarter."
CHICO, CA – (July 27, 2022) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $31,364,000 for the quarter ended June 30, 2022, compared to $20,374,000 during the trailing quarter ended March 31, 2022, and $28,362,000 during the quarter ended June 30, 2021. Diluted earnings per share were $0.93 for the second quarter of 2022, compared to $0.67 for the first quarter of 2022 and $0.95 for the second quarter of 2021.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three and six months ended June 30, 2022, included the following:
•For the three and six months ended June 30, 2022, the Company’s return on average assets was 1.24% and 1.10%, while the return on average equity was 11.53% and 9.93%, respectively. These ratios were impacted by merger related expenses of $2,221,000 and $6,253,000 for the respective periods in 2022.
•Organic loan growth, excluding PPP and acquired loans, totaled $300.3 million (20.7% annualized) for the current quarter and $638.4 million (13.6% annualized) for the trailing twelve-month period.
•For the current quarter, net interest margin, less the effect of acquired loan discount accretion and PPP yields (non-GAAP), on a tax equivalent basis was 3.57%, an increase of 28 basis points from 3.29% in the trailing quarter.
•The efficiency ratio was 55.45% for the three months ended June 30, 2022, as compared to 55.95% for the trailing quarter.
•As of June 30, 2022, the Company reported total loans, total assets and total deposits of $6.1 billion, $10.1 billion and $8.8 billion, respectively. As a direct result of organic loan growth during the quarter, the loan to deposit ratio has increased to 69.8% as of June 30, 2022, as compared to 67.2% as of the trailing quarter.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, equaled 0.04% during the second quarter of 2022, consistent with 0.04% during the trailing quarter, and representing a decrease of one basis point from the average rate paid of 0.05% during the same quarter of the prior year.
•Noninterest income related to service charges and fees was $13.0 million for the three month period ended June 30, 2022, an increase of 19.3% when compared to the same period in 2021.
•The provision for credit losses for loans and debt securities was approximately $2.1 million during the quarter ended June 30, 2022, as compared to a provision expense of $8.3 million during the trailing quarter ended March 31, 2022, and a reversal of provision expense totaling $0.3 million for the three month period ended June 30, 2021.
•The allowance for credit losses to total loans was 1.60% as of June 30, 2022, compared to 1.64% as of the trailing quarter end, and 1.74% as of June 30, 2021. Non-performing assets to total assets were 0.15% at June 30, 2022, as compared to 0.17% as of March 31, 2022, and 0.43% at June 30, 2021.
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-Q for the period ended June 30, 2022, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	June 30,	March 31,
(dollars and shares in thousands, except per share data)	2022	2022	$ Change	% Change
Net interest income	$85,046	$67,924	$17,122	25.2%
Provision for credit losses	(2,100)	(8,330)	6,230	(74.8)%
Noninterest income	16,430	15,096	1,334	8.8%
Noninterest expense	(56,264)	(46,447)	(9,817)	21.1%
Provision for income taxes	(11,748)	(7,869)	(3,879)	49.3%
Net income	$31,364	$20,374	$10,990	53.9%
Diluted earnings per share	$0.93	$0.67	$0.26	38.8%
Dividends per share	$0.25	$0.25	$—	—%
Average common shares	33,561	30,050	3,511	11.7%
Average diluted common shares	33,705	30,202	3,503	11.6%
Return on average total assets	1.24%	0.94%
Return on average equity	11.53%	8.19%
Efficiency ratio	55.45%	55.95%

	Three months ended June 30,
(dollars and shares in thousands, except per share data)	2022	2021	$ Change	% Change
Net interest income	$85,046	$67,083	$17,963	26.8%
(Provision for) reversal of credit losses	(2,100)	260	(2,360)	(907.7)%
Noninterest income	16,430	15,957	473	3.0%
Noninterest expense	(56,264)	(44,171)	(12,093)	27.4%
Provision for income taxes	(11,748)	(10,767)	(981)	9.1%
Net income	$31,364	$28,362	$3,002	10.6%
Diluted earnings per share	$0.93	$0.95	$(0.02)	(2.1)%
Dividends per share	$0.25	$0.25	$—	—%
Average common shares	33,561	29,719	3,842	12.9%
Average diluted common shares	33,705	29,904	3,801	12.7%
Return on average total assets	1.24%	1.40%
Return on average equity	11.53%	11.85%
Efficiency ratio	55.45%	53.19%

	Six months ended June 30,
(dollars and shares in thousands)	2022	2021	$ Change	% Change
Net interest income	$152,970	$133,523	$19,447	14.6%
Reversal of (provision for) credit losses	(10,430)	6,320	(16,750)	(265.0)%
Noninterest income	31,526	32,067	(541)	(1.7)%
Noninterest expense	(102,711)	(85,789)	(16,922)	19.7%
Provision for income taxes	(19,617)	(24,110)	4,493	(18.6)%
Net income	$51,738	$62,011	$(10,273)	(16.6)%
Diluted earnings per share	$1.62	$2.07	$(0.45)	(21.7)%
Dividends per share	$0.50	$0.50	$—	—%
Average common shares	31,815	29,723	2,092	7.0%
Average diluted common shares	31,963	29,904	2,059	6.9%
Return on average total assets	1.10%	1.57%
Return on average equity	9.93%	13.16%
Efficiency ratio	55.67%	51.81%

Balance Sheet
Total loans outstanding, excluding PPP, grew to $6.10 billion as of June 30, 2022, an increase of 29.5% over the prior twelve months, of which 13.6% was related to organic loan growth. Investments increased to $2.80 billion as of June 30, 2022, an increase of 33.2% annualized over the prior twelve months. Quarterly average earning assets to quarterly total average assets were generally unchanged at 92.2% at June 30, 2022, as compared to 92.9% and 92.8% at March 31, 2022, and June 30, 2021, respectively. The loan to deposit ratio was 69.8% at June 30, 2022, as compared to 67.2% and 70.7% at March 31, 2022, and June 30, 2021, respectively.
Total shareholders' equity decreased by $67,005,000 during the quarter ended June 30, 2022, as a result of an increase in accumulated other comprehensive losses of $68,611,000, share repurchases totaling approximately $21,750,000, and cash dividend payments on common stock of $8,360,000, partially offset by net income of $31,364,000. As a result, the Company’s book value was $31.25 per share at June 30, 2022 as compared to $32.78 and $32.53 at March 31, 2022, and June 30, 2021, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $21.41 per share at June 30, 2022, as compared to $23.04 and $24.60 at March 31, 2022, and June 30, 2021, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	June 30,	March 31,		Annualized % Change
(dollars in thousands)	2022	2022	$ Change
Total assets	$10,120,611	$10,118,328	$2,283	0.1%
Total loans	6,113,421	5,851,975	261,446	17.9
Total loans, excluding PPP	6,095,667	5,795,370	300,297	20.7
Total investments	2,802,815	2,569,706	233,109	36.3
Total deposits	$8,756,775	$8,714,477	$42,298	1.9%
Organic loan growth, excluding PPP, of $300,297,000 or 20.7% on an annualized basis was realized during the quarter ended June 30, 2022, primarily within commercial real estate. During the quarter, and exclusive of PPP balance changes, loan originations totaled approximately $697 million while payoffs of loans totaled $397 million, which compares to origination and payoff activity during the three months ended March 31, 2022 of $396 million and $225 million, respectively. While management believes that loan pipelines are robust, loan activity during the quarter is reflective of increased customer awareness of the rising interest rate environment. Investment security growth was $233,109,000 or 36.3% on an annualized basis as excess liquidity from strong deposit growth during the trailing 12 month period was put to use in higher yielding earning assets. Deposit balances increased, with an organic change of $42,298,000 or 1.9% annualized during the period.
Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	June 30,	March 31,		Acquired Balances	Organic $ Change	Organic % Change
(dollars in thousands)	2022	2022	$ Change
Total assets	$10,121,714	$8,778,256	$1,343,458	$1,302,928	$40,530	1.8%
Total loans	5,928,430	4,988,560	939,870	739,017	200,853	16.1
Total loans, excluding PPP	5,890,578	4,937,865	952,713	718,557	234,156	19.0
Total investments	2,732,466	2,457,077	275,389	104,840	170,549	27.8
Total deposits	$8,743,320	$7,521,930	$1,221,390	$1,161,458	$59,932	3.2%
Year Over Year Balance Sheet Change

Ending balances	As of June 30,			Acquired Balances	Organic $ Change	Organic % Change
(dollars in thousands)	2022	2021	$ Change
Total assets	$10,120,611	$8,170,365	$1,950,246	$1,363,529	$586,717	7.2%
Total loans	6,113,421	4,944,894	1,168,527	773,390	395,137	8.0
Total loans, excluding PPP	6,095,667	4,705,302	1,390,365	751,978	638,387	13.6
Total investments	2,802,815	2,103,575	699,240	109,716	589,524	28.0
Total deposits	$8,756,775	$6,992,053	$1,764,722	$1,215,479	$549,243	7.9%
Non-PPP loan balances have increased as a result of organic activities by approximately $638,387,000 during the twelve month period ending June 30, 2022. This, combined with earning assets acquired in the merger with Valley Republic Bank, has led to a long-term beneficial and meaningful shift in the makeup of the loan portfolio. Specifically, during the twelve months ended June 30, 2022 and excluding PPP balance changes, loan originations totaled approximately $2.2 billion while payoffs of loans totaled $1.6 billion. Investment securities increased to $2,802,815,000 at June 30, 2022, an organic change of $589,524,000 or 28.0% from the prior year.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	June 30,	March 31,
(dollars in thousands)	2022	2022	Change	% Change
Interest income	$86,955	$69,195	$17,760	25.7%
Interest expense	(1,909)	(1,271)	(638)	50.2%
Fully tax-equivalent adjustment (FTE) (1)	397	283	114	40.3%
Net interest income (FTE)	$85,443	$68,207	$17,236	25.3%
Net interest margin (FTE)	3.67%	3.39%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,677	$1,323	$354	26.8%
Net interest margin less effect of acquired loan discount accretion(1)	3.60%	3.32%	0.28%
PPP loans yield, net:
Amount (included in interest income)	$964	$1,097	$(133)	(12.1)%
Net interest margin less effect of PPP loan yield (1)	3.65%	3.36%	0.29%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$2,641	$2,420	$221	9.1%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.57%	3.29%	0.28%

	Three months ended June 30,
(dollars in thousands)	2022	2021	Change	% Change
Interest income	$86,955	$68,479	$18,476	27.0%
Interest expense	(1,909)	(1,396)	(513)	36.7%
Fully tax-equivalent adjustment (FTE) (1)	397	255	142	55.7%
Net interest income (FTE)	$85,443	$67,338	$18,105	26.9%
Net interest margin (FTE)	3.67%	3.58%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,677	$2,566	$(889)	(34.6)%
Net interest margin less effect of acquired loan discount accretion(1)	3.60%	3.44%	0.16%
PPP loans yield, net:
Amount (included in interest income)	$964	$3,179	$(2,215)	(69.7)%
Net interest margin less effect of PPP loan yield (1)	3.65%	3.57%	0.08%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$2,641	$5,745	$(3,104)	(54.0)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.57%	3.43%	0.14%

	Six months ended June 30,
(dollars in thousands)	2022	2021	Change	% Change
Interest income	$156,150	$136,395	$19,755	14.5%
Interest expense	(3,180)	(2,872)	(308)	10.7%
Fully tax-equivalent adjustment (FTE) (1)	680	532	148	27.8%
Net interest income (FTE)	$153,650	$134,055	$19,595	14.6%
Net interest margin (FTE)	3.54%	3.66%

Acquired loans discount accretion, net:
Amount (included in interest income)	$3,000	$4,278	$(1,278)	(29.9)%
Net interest margin less effect of acquired loan discount accretion(1)	3.51%	3.54%	(0.03)%
PPP loans yield, net:
Amount (included in interest income)	$2,061	$9,042	$(6,981)	(77.2)%
Net interest margin less effect of PPP loan yield (1)	3.51%	3.59%	(0.08)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$5,061	$13,320	$(8,259)	(62.0)%
Net interest margin less effect of acquired loans discount and PPP loan yield (1)	3.44%	3.46%	(0.02)%
(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or the discount is accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the dollar impact of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the increase in interest rates, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, declined during the first two quarters of 2022. During the three months ended June 30, 2022, March 31, 2022, and June 30, 2021, purchased loan discount accretion was $1,677,000, $1,323,000, and $2,566,000, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$5,890,578	$68,954	4.70%	$4,937,865	$56,648	4.65%	$4,646,188	$57,125	4.93%
PPP loans	37,852	964	10.22%	50,695	1,097	8.78%	332,277	3,179	3.84%
Investments-taxable	2,536,362	14,350	2.27%	2,313,204	10,223	1.79%	1,875,056	7,189	1.54%
Investments-nontaxable (1)	196,104	1,720	3.52%	143,873	1,225	3.45%	132,034	1,106	3.36%
Total investments	2,732,466	16,070	2.36%	2,457,077	11,448	1.89%	2,007,090	8,295	1.66%
Cash at Federal Reserve and other banks	669,163	1,364	0.82%	707,563	285	0.16%	559,026	135	0.10%
Total earning assets	9,330,059	87,352	3.76%	8,153,200	69,478	3.46%	7,544,581	68,734	3.65%
Other assets, net	791,655			625,056			584,093
Total assets	$10,121,714			$8,778,256			$8,128,674
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,799,205	$99	0.02%	$1,597,309	$84	0.02%	$1,490,247	$77	0.02%
Savings deposits	3,003,337	529	0.07%	2,571,023	327	0.05%	2,316,889	308	0.05%
Time deposits	337,007	220	0.26%	301,499	268	0.36%	324,867	443	0.55%
Total interest-bearing deposits	5,139,549	848	0.07%	4,469,831	679	0.06%	4,132,003	828	0.08%
Other borrowings	35,253	5	0.06%	44,731	5	0.05%	40,986	5	0.05%
Junior subordinated debt	100,991	1,056	4.19%	60,971	587	3.90%	57,788	563	3.91%
Total interest-bearing liabilities	5,275,793	1,909	0.15%	4,575,533	1,271	0.11%	4,230,777	1,396	0.13%
Noninterest-bearing deposits	3,603,771			3,052,099			2,811,078
Other liabilities	150,696			141,400			126,674
Shareholders’ equity	1,091,454			1,009,224			960,145
Total liabilities and shareholders’ equity	$10,121,714			$8,778,256			$8,128,674
Net interest rate spread (1) (2)			3.61%			3.35%			3.52%
Net interest income and margin (1) (3)		$85,443	3.67%		$68,207	3.39%		$67,338	3.58%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended June 30, 2022 increased $17,236,000 or 25.3% to $85,443,000 compared to $68,207,000 during the three months ended March 31, 2022. In addition, net interest margin improved 28 basis points to 3.67%, as compared to the trailing quarter. The increase in net interest income is primarily attributed to an additional $4,622,000 in investment revenues and $1,079,000 in revenues on cash balances due to increases in average volume and rates, respectively. As a partial offset, increases in the average balance and rates on subordinated debt resulted in an increase in interest expense of $469,000 over the trailing quarter.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, decreased 23 basis points from 4.93% during the three months ended June 30, 2021, to 4.70% during the three months ended June 30, 2022. The accretion of discounts from acquired loans added 11 and 22 basis points to loan yields during the quarters ended June 30, 2022 and June 30, 2021, respectively. Therefore, of the 23 basis point decrease in yields on loans during the comparable three month periods ended June 30, 2022 and 2021, 12 basis points was attributable to changes in competitive market rates, while 11 basis points resulted from less accretion of discounts.
The rates paid on interest bearing deposits generally remained flat during the quarter ended June 30, 2022 compared to the trailing quarter. The cost of interest-bearing deposits decreased by 1 basis point during the quarter ended June 30, 2022, to 0.07% from 0.08% during the same quarter of the prior year. In addition, the level of noninterest-bearing deposits continues to benefit the average cost of total deposits which remained flat at 0.04% in both the current and trailing quarter, compared to 0.5% in the second quarter of the prior year. Specifically, the ratio of average total noninterest-bearing deposits to total average deposits was 41.2% and 40.6% as of June 30, 2022 and March 31, 2022, respectively, as compared to 40.5% for the quarter ended June 30, 2021.

	Six months ended June 30, 2022			Six months ended June 30, 2021
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$5,416,854	$125,602	4.68%	$4,527,329	$111,698	4.98%
PPP loans	44,238	2,061	9.40%	344,011	9,042	5.30%
Investments-taxable	2,434,045	24,573	2.04%	1,763,140	13,583	1.55%
Investments-nontaxable (1)	170,132	2,945	3.49%	128,564	2,306	3.62%
Total investments	2,604,177	27,518	2.13%	1,891,704	15,889	1.69%
Cash at Federal Reserve and other banks	688,257	1,649	0.48%	629,952	298	0.10%
Total earning assets	8,753,526	156,830	3.61%	7,392,996	136,927	3.73%
Other assets, net	700,170			575,138
Total assets	$9,453,696			$7,968,134
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,698,815	$183	0.02%	$1,461,377	$153	0.02%
Savings deposits	2,788,374	856	0.06%	2,272,830	637	0.06%
Time deposits	319,351	488	0.31%	330,703	975	0.59%
Total interest-bearing deposits	4,806,540	1,527	0.06%	4,064,910	1,765	0.09%
Other borrowings	39,966	10	0.05%	36,870	9	0.05%
Junior subordinated debt	81,092	1,643	4.09%	57,739	1,098	3.83%
Total interest-bearing liabilities	4,927,598	3,180	0.13%	4,159,519	2,872	0.14%
Noninterest-bearing deposits	3,329,459			2,734,922
Other liabilities	146,073			123,233
Shareholders’ equity	1,050,566			950,460
Total liabilities and shareholders’ equity	$9,453,696			$7,968,134
Net interest rate spread (1) (2)			3.48%			3.59%
Net interest income and margin (1) (3)		$153,650	3.54%		$134,055	3.66%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Loan Portfolio Composition
During the quarter ended June 30, 2022, market interest rates, including many rates that serve as reference indices for variable rate loans, increased modestly. However, the loan portfolio yield continues to have a temporary downward bias due to the timing associated with the repricing of variable rate loans and continued market competition. As of June 30, 2022, the Company's loan portfolio consisted of approximately $6.1 billion in outstanding principal with a weighted average coupon rate of 4.39%, inclusive of PPP loans. Excluding PPP loans, the Company's loan portfolio has approximately $6.09 billion outstanding loan balances with a weighted average coupon rate of 4.40% as of June 30, 2022. Included in the June 30, 2022 loan total are variable rate loans totaling $3.5 billion, of which, $875 million are considered floating based on the Wall Street Prime index.

Asset Quality and Credit Loss Provisioning
During the three months ended June 30, 2022, the Company recorded a provision for credit losses of $2,100,000, as compared to a $8,330,000 provision during the trailing quarter, and a reversal of provision expense of $260,000 during the first quarter of 2021.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
Addition to (reversal of) allowance for credit losses	$1,940	$8,205	$715	$(145)
Addition to (reversal of) reserve for unfunded loan commitments	160	125	265	(115)
Total provision for (reversal of) credit losses	$2,100	$8,330	$980	$(260)

The following table presents the activity in the allowance for credit losses on loans for the periods indicated:

	Three months ended		Six months ended
(dollars in thousands)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Balance, beginning of period	$96,049	$85,941	$85,376	$91,847
ACL at acquisition for PCD loans	—	—	2,037	—
Provision for (reversal of) credit losses	1,940	(145)	10,145	(6,385)
Loans charged-off	(401)	(387)	(1,144)	(613)
Recoveries of previously charged-off loans	356	653	1,530	1,213
Balance, end of period	$97,944	$86,062	$97,944	$86,062
The allowance for credit losses (ACL) was $97,944,000 as of June 30, 2022, a net increase of $1,895,000 over the immediately preceding quarter. The provision for credit losses of $1,940,000 during the quarter was the net effect of increases in required reserves due to loan growth and net charge-offs totaling $45,000. By comparison, the provision for credit losses of $10,145,000 during the six-months ended June 30, 2022 was generally comprised of $10,820,000 in association with the loans acquired from Valley Republic Bank and a net reversal of credit losses of $675,000. The qualitative components of the ACL resulted in a net decline in required reserves due to continued improvement in US employment rates and tempered by a weaker outlook of US GDP. Meanwhile, the quantitative component of the ACL increased reserve requirements over the trailing quarter due to loan volume growth partially offset by decreases in reserves associated with specifically evaluated loans.
The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and included improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date, particularly CA unemployment trends. However, management notes that the majority of economic forecasts utilized in the ACL calculation have remained directionally consistent with preceding quarters, as general economic conditions continue to improve, albeit at a pace slower than expected due to unforeseen disruptions in the supply chain and increasing energy prices. In addition, management notes that the actual and forecast increases in inflation that were previously identified by the Federal Reserve Board as "transitory", combined with overseas conflicts and leading to the rise in short-term interest rates and flattening or inversion of the yield curve, may be further indication of future economic contraction. As a result, management continues to believe that certain credit weakness are likely present in the overall economy and that it is appropriate to cautiously maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more decreased by $2,482,000 during the quarter ended June 30, 2022 to $5,920,000, as compared to $8,402,000 at March 31, 2022. Non-performing loans were $11,925,000 at June 30, 2022, a decrease of $2,163,000 and $20,780,000 from $14,088,000 and $32,705,000 as of March 31, 2022 and June 30, 2021, respectively.
The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented.

	June 30,	% of Total Loans	March 31,	% of Total Loans	June 30,	% of Total Loans
(dollars in thousands)	2022		2022		2021
Risk Rating:
Pass	$5,960,781	97.5%	$5,682,026	97.1%	$4,756,381	96.2%
Special Mention	105,819	1.7%	120,684	2.1%	130,232	2.6%
Substandard	46,821	0.8%	49,265	0.8%	58,281	1.2%
Total	$6,113,421		$5,851,975		$4,944,894

Classified loans to total loans	0.77%		0.84%		1.18%
Loans past due 30+ days to total loans	0.10%		0.14%		0.19%
The ratio of classified loans to total loans improved to 0.77% as of June 30, 2022 as compared to both 0.84% and 1.18% for the trailing quarter and same quarter of the prior year, respectively. The Company's criticized loan balances decreased during the current quarter by approximately $17,309,000 to $152,640,000 as of June 30, 2022. The improvement in criticized loans was the result of active management by the credit department, as there were no loan sales during the period. The five largest criticized credits upgraded or paid off totaled approximately $8,800,000, and there were no charge-offs incurred in connection with the successful management of these credits.
There was one property added to other real estate owned totaling $375,000 during the quarter ended June 30, 2022, and no disposals. As of June 30, 2022, other real estate owned consisted of nine properties with a carrying value of approximately $3,379,000.
Non-performing assets of $15,304,000 at June 30, 2022 represented 0.15% of total assets, a decrease from the $16,995,000 or 0.17% and $34,952,000 or 0.43% as of March 31, 2022 and June 30, 2021, respectively. The improvement in non-performing assets during the current quarter was spread amongst several lending relationships.

Allocation of Credit Loss Reserves by Loan Type

	As of June 30, 2022		As of December 31, 2021		As of June 30, 2021
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$28,081	1.41%	$25,739	1.61%	$26,028	1.70%
CRE - Owner Occupied	12,620	1.35%	10,691	1.51%	10,463	1.59%
Multifamily	11,795	1.36%	12,395	1.51%	13,196	1.59%
Farmland	2,954	1.17%	2,315	1.34%	1,950	1.13%
Total commercial real estate loans	55,450	1.37%	51,140	1.55%	51,637	1.62%
Consumer:
SFR 1-4 1st Liens	10,311	1.43%	10,723	1.60%	10,629	1.61%
SFR HELOCs and Junior Liens	11,591	3.01%	10,510	3.11%	10,701	3.29%
Other	2,029	3.41%	2,241	3.34%	2,620	3.73%
Total consumer loans	23,931	2.06%	23,474	2.19%	23,950	2.27%

Commercial and Industrial	9,979	1.97%	3,862	1.49%	4,511	1.00%
Construction	7,522	2.40%	5,667	2.55%	4,951	2.47%
Agricultural Production	1,046	1.47%	1,215	2.39%	1,007	2.40%
Leases	16	0.20%	18	0.27%	6	0.12%
Allowance for credit losses	97,944	1.60%	85,376	1.74%	86,062	1.74%
Reserve for unfunded loan commitments	4,075		3,790		3,465
Total allowance for credit losses	$102,019	1.67%	$89,166	1.81%	$89,527	1.81%

For the periods presented in the table above and for purposes of calculating the "% of Loans Outstanding", PPP loans are included in the segment "Commercial and Industrial." PPP loans are fully guaranteed and therefore would not require any loss reserve allocation. Excluding the net outstanding balances of PPP loans from the ratio of the ACL to total loans results in a reserve ratio of approximately 1.61% as of June 30, 2022. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of June 30, 2022, the unamortized discount associated with acquired loans totaled $33,100,000 and, if aggregated with the ACL, would collectively represent 2.13% of total gross loans and 2.15% of total loans less PPP loans.
SBA Paycheck Protection Program
In March 2020 (Round 1) and subsequently in December 2020 (Round 2), the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") was created to help small businesses keep workers employed during the COVID-19 crisis. Tri Counties Bank, through its online portal, facilitated the ability for borrowers to open a new deposit account and submit PPP applications during the entirety of the Programs. The SBA ended PPP and did not accept new borrowing applications, effective May 31, 2021. The following is a summary of PPP loan related information as of the periods indicated:

(dollars in thousands)	June 30, 2022	December 31, 2021	June 30, 2021
Total number of PPP loans outstanding	90	450	2,209

PPP loan balance (TCBK round 1 origination), gross	$1,183	$2,544	$51,547
PPP loan balance (TCBK round 2 origination), gross	9,442	60,767	197,035
Acquired PPP loan balance (VRB origination), gross	7,447	—	—
Total PPP loans, gross outstanding	$18,072	$63,311	$248,582

PPP deferred loan fees (Round 1 origination)	—	1	477
PPP deferred loan fees (Round 2 origination)	318	2,163	8,513
Total PPP deferred loan fees (costs) outstanding	$318	$2,164	$8,990
As of June 30, 2022, there was approximately $318,000 in net deferred fee income remaining to be recognized. During the three months ended June 30, 2022, the Company recognized $872,000 in fees on PPP loans as compared with $974,000 and $2,334,000 for the three months ended March 31, 2022 and June 30, 2021, respectively. Based on the payment guarantee provided by the SBA as well as the expected short-term duration of the PPP loans acquired from VRB, the fair value of these loans approximates the principal balance outstanding as of the merger date, and therefore, no purchase discount was recorded.

Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	Change	% Change
ATM and interchange fees	$6,984	$6,243	$741	11.9%
Service charges on deposit accounts	4,163	3,834	329	8.6%
Other service fees	1,279	882	397	45.0%
Mortgage banking service fees	482	463	19	4.1%
Change in value of mortgage servicing rights	136	274	(138)	(50.4)%
Total service charges and fees	13,044	11,696	1,348	11.5%
Increase in cash value of life insurance	752	638	114	17.9%
Asset management and commission income	1,039	887	152	17.1%
Gain on sale of loans	542	1,246	(704)	(56.5)%
Lease brokerage income	238	158	80	50.6%
Sale of customer checks	441	104	337	324.0%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(94)	(137)	43	(31.4)%
Other	468	504	(36)	(7.1)%
Total other non-interest income	3,386	3,400	(14)	(0.4)%
Total non-interest income	$16,430	$15,096	$1,334	8.8%
Non-interest income increased $1,334,000 or 8.8% to $16,430,000 during the three months ended June 30, 2022, compared to $15,096,000 during the quarter ended March 31, 2022. Generally, the quarter over quarter changes reflect the VRB merger timing of March 25, 2022, and therefore, had minimal benefit in the trailing quarter but are captured fully within the current quarter ended June 30, 2022. As an outlier, the gain on sale of mortgage loans declined by $704,000 or 56.5% during the quarter ended June 30, 2022, attributed to the rapidly rising rate environment and resulting decline in mortgage application and origination volumes.
The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Three months ended June 30,
(dollars in thousands)	2022	2021	Change	% Change
ATM and interchange fees	$6,984	$6,558	$426	6.5%
Service charges on deposit accounts	4,163	3,462	701	20.2%
Other service fees	1,279	914	365	39.9%
Mortgage banking service fees	482	467	15	3.2%
Change in value of mortgage servicing rights	136	(471)	607	(128.9)%
Total service charges and fees	13,044	10,930	2,114	19.3%
Increase in cash value of life insurance	752	745	7	0.9%
Asset management and commission income	1,039	947	92	9.7%
Gain on sale of loans	542	2,847	(2,305)	(81.0)%
Lease brokerage income	238	249	(11)	(4.4)%
Sale of customer checks	441	116	325	280.2%
Gain on sale of investment securities	—	—	—	n/m
(Loss) gain on marketable equity securities	(94)	8	(102)	(1,275.0)%
Other	468	115	353	307.0%
Total other non-interest income	3,386	5,027	(1,641)	(32.6)%
Total non-interest income	$16,430	$15,957	$473	3.0%
In addition to the discussion above, within the non-interest income for the three months ended June 30, 2022, ATM and interchange fees improved $426,000 or 6.5%, as did service charges on deposit accounts totaling $701,000 or 20.2%, both as a result of increased usage due to relaxed social distancing guidelines and growth in deposit customers during the six months ended June 30, 2022, when compared to the same period in the prior year. Further, changes in the value of mortgage service rights, while lesser in magnitude, typically have an inverse relationship with changes in mortgage banking activities.

	Six months ended June 30,
(dollars in thousands)	2022	2021	Change	% Change
ATM and interchange fees	$13,227	$12,419	$808	6.5%
Service charges on deposit accounts	7,997	6,731	1,266	18.8%
Other service fees	2,161	1,785	376	21.1%
Mortgage banking service fees	945	930	15	1.6%
Change in value of mortgage servicing rights	410	(459)	869	(189.3)%
Total service charges and fees	24,740	21,406	3,334	15.6%
Increase in cash value of life insurance	1,390	1,418	(28)	(2.0)%
Asset management and commission income	1,926	1,781	145	8.1%
Gain on sale of loans	1,788	6,094	(4,306)	(70.7)%
Lease brokerage income	396	359	37	10.3%
Sale of customer checks	545	235	310	131.9%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(231)	(45)	(186)	413.3%
Other	972	819	153	18.7%
Total other non-interest income	6,786	10,661	(3,875)	(36.3)%
Total non-interest income	$31,526	$32,067	$(541)	(1.7)%
The changes in non-interest income for the six months ended June 30, 2022 and 2021 are generally consistent with changes in the three months periods discussed above.
Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	Change	% Change
Base salaries, net of deferred loan origination costs	$22,169	$18,216	$3,953	21.7%
Incentive compensation	4,282	2,583	1,699	65.8%
Benefits and other compensation costs	6,491	5,972	519	8.7%
Total salaries and benefits expense	32,942	26,771	6,171	23.1%
Occupancy	3,996	3,575	421	11.8%
Data processing and software	3,596	3,513	83	2.4%
Equipment	1,453	1,333	120	9.0%
Intangible amortization	1,702	1,228	474	38.6%
Advertising	818	637	181	28.4%
ATM and POS network charges	1,781	1,375	406	29.5%
Professional fees	1,233	876	357	40.8%
Telecommunications	564	521	43	8.3%
Regulatory assessments and insurance	779	720	59	8.2%
Merger and acquisition expenses	2,221	4,032	(1,811)	(44.9)%
Postage	313	228	85	37.3%
Operational (gain) loss	456	(183)	639	(349.2)%
Courier service	486	414	72	17.4%
Gain on sale or acquisition of foreclosed assets	(98)	—	(98)	n/m
(Gain) loss on disposal of fixed assets	5	(1,078)	1,083	(100.5)%
Other miscellaneous expense	4,017	2,485	1,532	61.6%
Total other non-interest expense	23,322	19,676	3,646	18.5%
Total non-interest expense	$56,264	$46,447	$9,817	21.1%
Average full-time equivalent staff	1,183	1,084	99	9.1%

Non-interest expense for the quarter ended June 30, 2022 increased $9,817,000 or 21.1% to $56,264,000 as compared to $46,447,000 during the trailing quarter ended March 31, 2022. Total salaries and benefits expense increased by $6,171,000 or 23.1%, led by wage related increases of $3,953,000 or 21.7% to $22,169,000 due to a net increase of 99 full-time equivalent positions following the aforementioned merger with VRB, an increase in vacation accruals which management believes are partially seasonal, and annual merit increases which averaged 3.1% and were effective March 28, 2022. Incentive compensation increased by $1,699,000 or 65.8% to $4,282,000 compared to the trailing quarter due to strong overall Company performance and elevated levels of loan production and growth. Merger and acquisition expenses associated with the VRB merger totaled $2,221,000 during the current quarter and are not expected to be significant in future periods. Included in the current quarter's merger and acquisition expenses are costs associated with the contractual obligations owed to a former VRB executive whom recently resigned from the Company to accept employment outside of the banking industry.
During the three months ended March 31, 2022, the Company sold a former administrative building and relocated a branch during the previous quarter resulting in a net gain on disposal of approximately $1,078,000 as noted above.
The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended June 30,
(dollars in thousands)	2022	2021	Change	% Change
Base salaries, net of deferred loan origination costs	$22,169	$17,537	$4,632	26.4%
Incentive compensation	4,282	4,322	(40)	(0.9)%
Benefits and other compensation costs	6,491	5,222	1,269	24.3%
Total salaries and benefits expense	32,942	27,081	5,861	21.6%
Occupancy	3,996	3,700	296	8.0%
Data processing and software	3,596	3,201	395	12.3%
Equipment	1,453	1,207	246	20.4%
Intangible amortization	1,702	1,431	271	18.9%
Advertising	818	734	84	11.4%
ATM and POS network charges	1,781	1,551	230	14.8%
Professional fees	1,233	1,046	187	17.9%
Telecommunications	564	564	—	—%
Regulatory assessments and insurance	779	618	161	26.1%
Merger and acquisition expenses	2,221	—	2,221	n/m
Postage	313	124	189	152.4%
Operational loss	456	212	244	115.1%
Courier service	486	288	198	68.8%
Gain on sale or acquisition of foreclosed assets	(98)	(15)	(83)	553.3%
(Gain) loss on disposal of fixed assets	5	(426)	431	(101.2)%
Other miscellaneous expense	4,017	2,855	1,162	40.7%
Total other non-interest expense	23,322	17,090	6,232	36.5%
Total non-interest expense	$56,264	$44,171	$12,093	27.4%
Average full-time equivalent staff	1,183	1,020	163	16.0%
Total non-interest expense increased $12,093,000 or 27.4% to $56,264,000 during the three months ended June 30, 2022 as compared to $44,171,000 for the trailing quarter ended, for reasons similar to those referenced above.

	Six months ended June 30,
(dollars in thousands)	2022	2021	Change	% Change
Base salaries, net of deferred loan origination costs	$40,385	$33,048	$7,337	22.2%
Incentive compensation	6,865	7,902	(1,037)	(13.1)%
Benefits and other compensation costs	12,463	11,461	1,002	8.7%
Total salaries and benefits expense	59,713	52,411	7,302	13.9%
Occupancy	7,571	7,426	145	2.0%
Data processing and software	7,109	6,403	706	11.0%
Equipment	2,786	2,724	62	2.3%
Intangible amortization	2,930	2,862	68	2.4%
Advertising	1,455	1,114	341	30.6%
ATM and POS network charges	3,156	2,797	359	12.8%
Professional fees	2,109	1,640	469	28.6%
Telecommunications	1,085	1,145	(60)	(5.2)%
Regulatory assessments and insurance	1,499	1,230	269	21.9%
Merger and acquisition expenses	6,253	—	6,253	n/m
Postage	541	322	219	68.0%
Operational loss	273	421	(148)	(35.2)%
Courier service	900	582	318	54.6%
Gain on sale or acquisition of foreclosed assets	(98)	(66)	(32)	48.5%
Gain on disposal of fixed assets	(1,073)	(426)	(647)	151.9%
Other miscellaneous expense	6,502	5,204	1,298	24.9%
Total other non-interest expense	42,998	33,378	9,620	28.8%
Total non-interest expense	$102,711	$85,789	$16,922	19.7%
Average full-time equivalent staff	1,133	1,022	111	10.9%
The changes in non-interest expense for the six months ended June 30, 2022 and 2021 are generally consistent with changes in the comparable three months periods discussed above.
Provision for Income Taxes
The Company’s effective tax rate was 27.5% for the six months ended June 30, 2022, as compared to 28.1% for the year ended December 31, 2021. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the continuing adverse impact on the U.S. economy, including the markets in which we operate due to the COVID-19 global pandemic, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities or geopolitical events; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial business benefits associated with any such activities; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the ability to execute our business plan in new lending markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks and the cost to defend against such attacks; change to U.S. tax policies, including our effective income tax rate; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the discontinuation of the London Interbank Offered Rate and other reference rates; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2021, which has been filed with the Securities and Exchange Commission (the “SEC”) and are available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Revenue and Expense Data
Interest income	$86,955	$69,195	$71,024	$69,628	$68,479
Interest expense	1,909	1,271	1,241	1,395	1,396
Net interest income	85,046	67,924	69,783	68,233	67,083
Provision for (benefit from) credit losses	2,100	8,330	980	(1,435)	(260)
Noninterest income:
Service charges and fees	13,044	11,696	11,277	11,265	10,930
Gain on sale of investment securities	—	—	—	—	—
Other income	3,386	3,400	5,225	3,830	5,027
Total noninterest income	16,430	15,096	16,502	15,095	15,957
Noninterest expense (2):
Salaries and benefits	34,370	28,597	27,666	26,274	27,081
Occupancy and equipment	5,449	4,925	5,011	5,107	4,907
Data processing and network	5,468	5,089	5,444	5,381	4,752
Other noninterest expense	10,977	7,836	8,558	9,045	7,431
Total noninterest expense	56,264	46,447	46,679	45,807	44,171
Total income before taxes	43,112	28,243	38,626	38,956	39,129
Provision for income taxes	11,748	7,869	10,404	11,534	10,767
Net income	$31,364	$20,374	$28,222	$27,422	$28,362
Share Data
Basic earnings per share	$0.93	$0.68	$0.95	$0.92	$0.95
Diluted earnings per share	$0.93	$0.67	$0.94	$0.92	$0.95
Dividends per share	$0.25	$0.25	$0.25	$0.25	$0.25
Book value per common share	$31.25	$32.78	$33.64	$33.05	$32.53
Tangible book value per common share (1)	$21.41	$23.04	$25.80	$25.16	$24.60
Shares outstanding	33,350,974	33,837,935	29,730,424	29,714,609	29,716,294
Weighted average shares	33,561,389	30,049,919	29,723,791	29,713,558	29,718,603
Weighted average diluted shares	33,705,280	30,201,698	29,870,059	29,850,530	29,903,560
Credit Quality
Allowance for credit losses to gross loans	1.60%	1.64%	1.74%	1.72%	1.74%
Loans past due 30 days or more	$5,920	$8,402	$4,332	$10,539	$9,292
Total nonperforming loans	$11,925	$14,088	$30,350	$28,790	$32,705
Total nonperforming assets	$15,304	$16,995	$32,944	$31,440	$34,952
Loans charged-off	$401	$743	$197	$1,582	$387
Loans recovered	$356	$1,174	$552	$1,321	$653
Selected Financial Ratios
Return on average total assets	1.24%	0.94%	1.31%	1.30%	1.40%
Return on average equity	11.53%	8.19%	11.20%	11.02%	11.85%
Average yield on loans, excluding PPP	4.70%	4.65%	4.73%	4.85%	4.93%
Average yield on interest-earning assets	3.76%	3.46%	3.56%	3.57%	3.65%
Average rate on interest-bearing deposits	0.07%	0.06%	0.06%	0.08%	0.08%
Average cost of total deposits	0.04%	0.04%	0.04%	0.05%	0.05%
Average rate on borrowings & subordinated debt	3.12%	2.27%	1.98%	2.02%	2.31%
Average rate on interest-bearing liabilities	0.15%	0.11%	0.11%	0.13%	0.13%
Net interest margin (fully tax-equivalent) (1)	3.67%	3.39%	3.50%	3.50%	3.58%
Loans to deposits	69.81%	67.15%	66.74%	67.54%	70.72%
Efficiency ratio	55.45%	55.95%	54.10%	54.97%	53.19%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,677	$1,323	$1,780	$2,034	$2,566
All other loan interest income (excluding PPP) (1)	$67,277	$55,325	$54,930	$55,184	$54,559
Total loan interest income (excluding PPP) (1)	$68,954	$56,648	$56,710	$57,218	$57,125

(1) Non-GAAP measure
(2) Inclusive of merger related expenses

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Cash and due from banks	$488,868	$1,035,683	$768,421	$740,236	$639,740
Securities, available for sale, net	2,608,771	2,365,708	2,210,876	2,098,786	1,850,547
Securities, held to maturity, net	176,794	186,748	199,759	216,979	235,778
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	1,216	1,030	3,466	3,072	5,723
Loans:
Commercial real estate	4,049,893	3,832,974	3,306,054	3,222,737	3,194,336
Consumer	1,162,989	1,136,712	1,071,551	1,053,653	1,050,609
Commercial and industrial	507,685	500,882	259,355	345,027	452,069
Construction	313,646	303,960	222,281	216,680	200,714
Agriculture production	71,373	69,339	50,811	44,410	41,967
Leases	7,835	8,108	6,572	4,989	5,199
Total loans, gross	6,113,421	5,851,975	4,916,624	4,887,496	4,944,894
Allowance for credit losses	(97,944)	(96,049)	(85,376)	(84,306)	(86,062)
Total loans, net	6,015,477	5,755,926	4,831,248	4,803,190	4,858,832
Premises and equipment	73,811	73,692	78,687	78,968	79,178
Cash value of life insurance	132,857	132,104	117,857	120,932	120,287
Accrued interest receivable	25,861	22,769	19,292	18,425	18,923
Goodwill	307,942	307,942	220,872	220,872	220,872
Other intangible assets	20,074	21,776	12,369	13,562	14,971
Operating leases, right-of-use	27,154	28,404	25,665	26,815	26,365
Other assets	224,536	169,296	109,025	98,943	81,899
Total assets	$10,120,611	$10,118,328	$8,614,787	$8,458,030	$8,170,365
Deposits:
Noninterest-bearing demand deposits	$3,604,237	$3,583,269	$2,979,882	$2,943,016	$2,843,783
Interest-bearing demand deposits	1,796,580	1,788,639	1,568,682	1,519,426	1,486,321
Savings deposits	3,028,787	2,993,873	2,521,011	2,447,706	2,337,557
Time certificates	327,171	348,696	297,584	326,674	324,392
Total deposits	8,756,775	8,714,477	7,367,159	7,236,822	6,992,053
Accrued interest payable	755	653	928	1,056	1,026
Operating lease liability	29,283	30,500	26,280	27,290	26,707
Other liabilities	155,529	126,348	112,070	107,282	85,388
Other borrowings	35,089	36,184	50,087	45,601	40,559
Junior subordinated debt	101,003	100,984	58,079	57,965	57,852
Total liabilities	9,078,434	9,009,146	7,614,603	7,476,016	7,203,585
Common stock	696,441	706,672	532,244	531,339	531,038
Retained earnings	491,705	479,868	466,959	446,948	427,575
Accum. other comprehensive income (loss)	(145,969)	(77,358)	981	3,727	8,167
Total shareholders’ equity	$1,042,177	$1,109,182	$1,000,184	$982,014	$966,780
Quarterly Average Balance Data
Average loans, excluding PPP	$5,890,578	$4,937,865	$4,759,294	$4,684,492	$4,646,188
Average interest-earning assets	$9,330,059	$8,153,200	$7,947,798	$7,758,169	$7,544,581
Average total assets	$10,121,714	$8,778,256	$8,546,004	$8,348,111	$8,128,674
Average deposits	$8,743,320	$7,521,930	$7,304,659	$7,137,263	$6,943,081
Average borrowings and subordinated debt	$136,244	$105,702	$108,671	$106,221	$98,774
Average total equity	$1,091,454	$1,009,224	$999,764	$987,026	$960,145
Capital Ratio Data
Total risk-based capital ratio	14.1%	15.0%	15.4%	15.4%	15.3%
Tier 1 capital ratio	12.3%	13.1%	14.2%	14.2%	14.1%
Tier 1 common equity ratio	11.5%	12.3%	13.2%	13.2%	13.0%
Tier 1 leverage ratio	9.3%	10.8%	9.9%	9.9%	9.9%
Tangible capital ratio (1)	7.3%	8.0%	9.2%	9.1%	9.2%

(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,677	$1,323	$2,566	$3,000	$4,278
Effect on average loan yield	0.11%	0.11%	0.22%	0.11%	0.18%
Effect on net interest margin (FTE)	0.07%	0.07%	0.14%	0.03%	0.12%
Net interest margin (FTE)	3.67%	3.39%	3.58%	3.54%	3.66%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.60%	3.32%	3.44%	3.51%	3.54%
PPP loans yield, net:
Amount (included in interest income)	$964	$1,097	$3,179	$2,061	$9,042
Effect on net interest margin (FTE)	0.03%	0.03%	0.01%	0.03%	0.07%
Net interest margin less effect of PPP loan yield (Non-GAAP)	3.65%	3.36%	3.57%	3.51%	3.59%
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$2,641	$2,420	$5,745	$5,061	$13,320
Effect on net interest margin (FTE)	0.10%	0.10%	0.15%	0.10%	0.19%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.57%	3.29%	3.43%	3.44%	3.46%

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$31,364	$20,374	$28,362	$51,738	$62,011
Exclude income tax expense	11,748	7,869	10,767	19,617	24,110
Exclude provision (benefit) for credit losses	2,100	8,330	(260)	10,430	(6,320)
Net income before income tax and provision expense (Non-GAAP)	$45,212	$36,573	$38,869	$81,785	$79,801

Average assets (GAAP)	$10,121,714	$8,778,256	$8,128,674	$9,453,696	$7,968,134
Average equity (GAAP)	$1,091,454	$1,009,224	$960,145	$1,050,566	$950,460

Return on average assets (GAAP) (annualized)	1.24%	0.94%	1.40%	1.10%	1.57%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.79%	1.69%	1.92%	1.74%	2.03%
Return on average equity (GAAP) (annualized)	11.53%	8.19%	11.85%	9.93%	13.16%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	16.61%	14.70%	16.24%	15.70%	16.98%

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Return on tangible common equity
Average total shareholders' equity	$1,091,454	$1,009,224	$960,145	$1,050,566	$950,460
Exclude average goodwill	307,942	226,676	220,872	267,533	220,872
Exclude average other intangibles	21,040	12,604	15,687	16,845	19,264
Average tangible common equity (Non-GAAP)	$762,472	$769,944	$723,586	$766,188	$710,324

Net income (GAAP)	$31,364	$20,374	$28,362	$51,738	$62,011
Exclude amortization of intangible assets, net of tax effect	1,199	865	1,008	2,064	2,016
Tangible net income available to common shareholders (Non-GAAP)	$32,563	$21,239	$29,370	$53,802	$64,027

Return on average equity	11.53%	8.19%	11.85%	9.93%	13.16%
Return on average tangible common equity (Non-GAAP)	17.13%	11.19%	16.28%	14.16%	18.18%

	Three months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,042,177	$1,109,182	$1,000,184	$982,014	$966,780
Exclude goodwill and other intangible assets, net	328,016	329,718	233,241	234,434	235,843
Tangible shareholders' equity (Non-GAAP)	$714,161	$779,464	$766,943	$747,580	$730,937

Total assets (GAAP)	$10,120,611	$10,118,328	$8,614,787	$8,458,030	$8,170,365
Exclude goodwill and other intangible assets, net	328,016	329,718	233,241	234,434	235,843
Total tangible assets (Non-GAAP)	$9,792,595	$9,788,610	$8,381,546	$8,223,596	$7,934,522

Shareholders' equity to total assets (GAAP)	10.30%	10.96%	11.61%	11.61%	11.83%
Tangible shareholders' equity to tangible assets (Non-GAAP)	7.29%	7.96%	9.15%	9.09%	9.21%

	Three months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$714,161	$779,464	$766,943	$747,580	$730,937

Common shares outstanding at end of period	33,350,974	33,837,935	29,730,424	29,714,609	29,716,294

Common s/h equity (book value) per share (GAAP)	$31.25	$32.78	$33.64	$33.05	$32.53
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$21.41	$23.04	$25.80	$25.16	$24.60

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